Exhibit 99.1

VECTREN ENERGY DELIVERY OF OHIO, LLC

FINANCIAL STATEMENTS

As of and for the year ended December 31, 2025

Contents

Page Number
Financial Statements
Glossary	1
Independent Auditor’s Report	2
Balance Sheet	3
Statement of Income	4
Statement of Cash Flows	5
Statement of Changes in Member’s Equity	6
Notes to the Financial Statements	7-17

GLOSSARY

AFUDC	Allowance for funds used during construction

ARO	Asset Retirement Obligation

ASC	Accounting Standards Codification

ASU	Accounting Standards Update

CenterPoint Energy	CenterPoint Energy, Inc., and its subsidiaries

CEOH	Vectren Energy Delivery of Ohio, LLC, doing business as CenterPoint Energy Ohio, which converted its corporate structure from Vectren Energy Delivery of Ohio, Inc. to an Ohio limited liability company on June 13, 2022, formerly a wholly-owned subsidiary of Vectren, acquired by CERC on June 30, 2022

CEP	Capital Expenditure Program

CERC	CERC Corp., together with its subsidiaries

CERC Corp.	CenterPoint Energy Resources Corp.

DRR	Distribution Replacement Rider

EEFC	Energy Efficiency Funding Component

FASB	Financial Accounting Standards Board

GAAP	Generally Accepted Accounting Principles

IRS	Internal Revenue Service

NFGC	National Fuel Gas Company, a New Jersey corporation

Ohio Securities Purchase Agreement	Securities Purchase Agreement, dated as of October 20, 2025, by and between CERC Corp. and NFGC

PUCO	Public Utilities Commission of Ohio

ROE	Return on equity

Seller Note Agreement	Seller Note Agreement by and between CERC Corp. and NFGC to be entered into at the closing of the proposed sale of all of the issued and outstanding equity interests in CEOH to NFGC contemplated by the Ohio Securities Purchase Agreement

TCJA	Tax reform legislation informally called the Tax Cuts and Jobs Act of 2017

Vectren	Vectren, LLC, and its subsidiaries, which converted its corporate structure from Vectren Corporation to a limited liability company on June 30, 2022, a wholly-owned subsidiary of CenterPoint Energy, Inc. as of the merger date of February 1, 2019, and, after CERC Corp’s common control acquisition of CEOH from VUH on June 30, 2022, is held indirectly by CenterPoint Energy through Vectren Affiliated Utilities, Inc.

VUH	Vectren Utility Holdings, LLC, which converted its corporate structure from Vectren Utility Holdings, Inc. to a limited liability company on June 30, 2022, a wholly-owned subsidiary of Vectren LLC

INDEPENDENT AUDITOR’S REPORT

To the Management of Vectren Energy Delivery of Ohio, LLC

Opinion

We have audited the financial statements of Vectren Energy Delivery of Ohio, LLC (the “Company”), which comprise the balance sheet as of December 31, 2025, and the related statements of income, cash flows, and member’s equity for the year then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 27, 2026

FINANCIAL STATEMENTS

VECTREN ENERGY DELIVERY OF OHIO, LLC

BALANCE SHEET

December 31, 2025
(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$1
Accounts receivable	46
Accrued unbilled revenues	45
Material and supplies	9
Other current assets	1

Total current assets	102

Property, Plant and Equipment, Net:
Property, plant, and equipment	2,280
Less: accumulated depreciation & amortization	477

Property, plant and equipment, net	1,803

Other Assets:
Goodwill	219
Regulatory assets	372

Total other assets	591

Total Assets	$2,496

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$100
Accounts and notes payable - affiliated companies	57
Current maturities of long-term debt - affiliated companies	60
Taxes accrued	47
Customer deposits	5
Other current liabilities	9

Total current liabilities	278

Other Liabilities:
Deferred income taxes, net	199
Regulatory liabilities	328
Other liabilities	46

Total other liabilities	573

Long-term Debt:
Long-term debt - affiliated companies, net of current maturities	703

Total long-term debt, net	703

Commitments and Contingencies (Note 8)
Member’s Equity:
Member’s units (no par value)	—
Additional paid-in capital	871
Retained earnings	71

Total member’s equity	942

Total Liabilities and Member’s Equity	$2,496

The accompanying notes are an integral part of these financial statements

VECTREN ENERGY DELIVERY OF OHIO, LLC

STATEMENT OF INCOME

Year Ended December 31, 2025
(in millions)
Revenues:
Utility revenues	$268
Expenses:
Utility natural gas	6
Operation and maintenance	79
Depreciation & amortization	59
Taxes other than income taxes	42

Total	186

Operating Income	82

Other Income (Expense):
Interest expense	(10)
Other income, net	4

Total	(6)

Income Before Income Taxes	76
Income tax expense	8

Net Income	$68

The accompanying notes are an integral part of these financial statements

VECTREN ENERGY DELIVERY OF OHIO, LLC

STATEMENT OF CASH FLOWS

Year Ended December 31, 2025
(in millions)
Cash Flows from Operating Activities:
Net income	$68
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	59
Deferred income taxes	1
Changes in other assets and liabilities:
Accounts receivable and unbilled revenues, net	(19)
Accounts receivable/payable - affiliated companies	18
Inventory	(1)
Accounts payable	39
Other current assets	2
Other current liabilities	(7)
Other non-current assets	(24)
Other non-current liabilities	1
Other operating activities, net	(1)

Net cash provided by operating activities	136

Cash Flows from Investing Activities:
Capital expenditures	(148)
Decrease in notes receivable - affiliated companies	118
Other investing activities, net	(1)

Net cash used in investing activities	(31)

Cash Flows from Financing Activities:
Proceeds from long-term debt - affiliated companies	90
Payments of long-term debt - affiliated companies	(119)
Dividend to parent	(105)
Increase in notes payable - affiliated companies	29

Net cash used in financing activities	(105)

Net Increase in Cash, Cash Equivalents	—
Cash, Cash Equivalents at Beginning of Period	1

Cash, Cash Equivalents at End of Period	$1

The accompanying notes are an integral part of these financial statements

VECTREN ENERGY DELIVERY OF OHIO, LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY

	Year Ended December 31, 2025
	Units	Amount
	(in millions of dollars, except member’s units)
Member’s Units
Balance, beginning of period	100	$—

Balance, end of period	100	—

Additional Paid-In-Capital
Balance, beginning of period		871

Balance, end of period		871

Retained Earnings
Balance, beginning of period		108
Net income		68
Dividend to parent		(105)

Balance, end of period		71

Total Member’s Equity		$942

The accompanying notes are an integral part of these financial statements

VECTREN ENERGY DELIVERY OF OHIO, LLC

NOTES TO THE FINANCIAL STATEMENTS

(1) Background and Basis of Presentation

Vectren Energy Delivery of Ohio, LLC (the “Company” or “CEOH”), is a public utility that provides energy delivery services to natural gas customers located near Dayton in west-central Ohio. The Company is a direct, wholly-owned subsidiary of CERC Corp. CERC Corp. is an indirect, wholly-owned subsidiary of CenterPoint Energy, Inc. CERC Corp. is the sole member of the Company and owns 100% of the Company’s equity interests. The accompanying financial statements are prepared in conformity with GAAP.

On October 20, 2025, CERC Corp. entered into the Ohio Securities Purchase Agreement to sell all of the issued and outstanding equity interests in CEOH to NFGC. The purchase price is $2.62 billion, which is comprised of the following: (i) $1.42 billion in cash payable to CERC Corp. upon closing of the transaction, subject to adjustments as set forth in the Ohio Securities Purchase Agreement, including adjustments based on net working capital, regulatory assets and liabilities and capital expenditures at closing of the transaction; and (ii) a 364-day seller promissory note, in the original principal amount of $1.2 billion, to be issued by NFGC at the closing of the transaction and payable to CERC Corp. as provided by the terms and conditions of the Seller Note Agreement. The transaction is expected to close in the fourth quarter of 2026, subject to the satisfaction of customary closing conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) completion of a notice filing and review with the PUCO; and (iii) customary conditions regarding the accuracy of the representations and warranties and compliance by the parties with their respective obligations under the Ohio Securities Purchase Agreement. The transaction is not subject to a financing condition and will not close prior to October 1, 2026 without the consent of CERC Corp. As of December 31, 2025, the assets included approximately 6,000 miles of transmission and distribution pipeline in Ohio serving approximately 337,000 metered customers. A filing was made on January 9, 2026, notifying the PUCO of the execution of the Ohio Securities Purchase Agreement.

(2) Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(b) Revenue

The Company records revenue for natural gas sales and services under the accrual method and these revenues are recognized upon delivery to customers. Natural gas sales not billed by month-end are accrued based upon estimated purchased gas volumes, estimated lost and unaccounted for gas and currently effective tariff rates. For further discussion, see Note 3.

(c) Long-lived Assets

The Company records property, plant and equipment at historical cost and expenses repair and maintenance costs as incurred.

The Company periodically evaluates long-lived assets, including property, plant and equipment, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of long-lived assets is assessed by determining if a capital disallowance from a regulator is probable through monitoring the outcome of rate cases and other proceedings. No long-lived asset impairments were recorded in 2025.

The Company computes depreciation and amortization using the straight-line method based on economic lives or regulatory-mandated recovery periods. Amortization expense includes amortization of certain regulatory assets.

(d) Goodwill

CenterPoint Energy and CERC perform goodwill impairment tests at least annually and evaluate goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. Goodwill is evaluated for impairment by performing a qualitative assessment or using a quantitative test. If CenterPoint Energy or CERC chooses to perform a qualitative assessment and determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative test is then performed; otherwise, no further testing is required. The quantitative test, if required, is performed by comparing the fair value of each reporting unit with the carrying amount of the reporting unit, including goodwill. The estimated fair value of the reporting unit is primarily determined based on an income approach or a weighted combination of income and market approaches. When the carrying amount is in excess of the estimated fair value of the reporting unit, the excess amount is recorded as an impairment charge, not to exceed the carrying amount of goodwill. CenterPoint Energy includes deferred tax assets and liabilities within its reporting unit’s carrying value for the purposes of annual and interim impairment tests, regardless of whether the estimated fair value reflects the disposition of such assets and liabilities. Goodwill related to the Company is reported in CenterPoint Energy and CERC’s natural gas reporting segment and included in the overall evaluation performed for both CenterPoint Energy and CERC.

CenterPoint Energy and CERC performed the annual goodwill impairment tests in the third quarter of 2025 and determined that no goodwill impairment charge was required.

(e) Regulatory Assets and Liabilities

Retail public utility operations are subject to regulation by the PUCO. The Company applies the guidance for accounting for regulated operations. The Company may collect revenues subject to refund pending final determination in rate proceedings. In connection with such revenues, estimated rate refund liabilities are recorded and reflect management’s current judgment of the ultimate outcomes of the proceedings.

The Company recognizes removal costs as a component of depreciation expense in accordance with regulatory treatment. In addition, a portion of the amount of removal costs collected from customers that relate to AROs has been reflected as an asset retirement liability in accordance with accounting guidance for AROs.

For further detail on the Company’s regulatory assets and liabilities, see Note 5.

(f) Capitalization and Deferral of Interest, including AFUDC

The Company capitalizes interest and AFUDC as a component of projects under construction and amortizes it over the assets’ estimated useful lives once the assets are placed in service. Additionally, the Company defers interest costs into a regulatory asset when amounts are probable of recovery. Deferred debt interest is amortized over the recovery period for rate-making purposes. AFUDC represents the composite interest cost of borrowed funds and a reasonable return on the equity funds used for construction as the Company applies the guidance for accounting for regulated operations. Although AFUDC increases both property, plant and equipment and earnings, it is realized in cash when the assets are included in rates. The table below sets forth capitalized AFUDC and deferred debt interest costs for the period presented:

Year Ended December 31, 2025
(in millions)
Capitalized interest and AFUDC debt (1)	$1
AFUDC – equity (2)	1
Deferred debt interest (3)	23

(1)	Included in Interest expense on the Company’s Statement of Income.
(2)	Included in Other income, net on the Company’s Statement of Income.
(3)

Represents the amount on certain regulatory assets that are authorized to earn a return, such as debt post in-service carrying costs on property, plant and equipment and gas costs and is included in Interest expense and other finance charges on the Company’s Statement of Income.

(g) Income Taxes

The Company does not file federal or state income tax returns separate from those filed by CERC Corp. or CenterPoint Energy. The Company is included in CenterPoint Energy’s U.S. federal consolidated income tax return. The Company and CERC Corp. are also included in various unitary or consolidated state income tax returns. CERC is the filing parent for state tax returns. CenterPoint Energy and CERC Corp. record income taxes for each jurisdiction on a separate company basis.

Deferred income taxes are provided for temporary differences between the tax basis (adjusted for related unrecognized tax benefits, if any) of an asset or liability and its reported amount in the financial statements. Deferred tax assets and liabilities are computed based on the currently-enacted statutory income tax rates that are expected to be applicable when the temporary differences are scheduled to reverse. The Company recognizes regulatory liabilities for deferred taxes provided in excess of the current statutory tax rate and regulatory assets for deferred taxes provided at rates less than the current statutory tax rate. Such tax-related regulatory assets and liabilities are reported at the revenue requirement level and amortized to income as the related temporary differences reverse, generally over the lives of the related properties. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the deferred tax assets will be realized.

Tax benefits associated with income tax positions taken, or expected to be taken, in a tax return are recorded only when the more-likely-than-not recognition threshold is satisfied and measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Company reports interest and penalties associated with unrecognized tax benefits within Income taxes in the Statement of Income and reports tax liabilities related to unrecognized tax benefits as part of Other non-current liabilities.

(h) Asset Retirement Obligations

A portion of removal costs related to interim retirements of gas utility pipeline and reclamation activities meet the definition of an ARO. The Company accounts for an ARO at fair value in the period during which the legal obligation is incurred if a reasonable estimate of fair value and its settlement date can be made. At the time of recording an ARO, the associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset. The Company recognizes a regulatory asset or liability for the timing differences between the recognition of expenses and costs recovered through the ratemaking process. The estimates of future liabilities are developed using a discounted cash flow model based upon estimates and assumptions of future costs, interest rates, credit-adjusted risk-free rates and the estimated timing of settlement.

(i) Fair Value Measurements

Assets and liabilities that are recorded at fair value in the Company’s Balance Sheet are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined below and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, are as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2: Inputs, other than quoted prices included in Level 1, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets and inputs other than quoted prices that are observable for the asset or liability. Fair value assets and liabilities that are generally included in this category are derivatives with fair values based on inputs from actively quoted markets.

Level 3: Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Unobservable inputs reflect the Company’s judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. The Company develops these inputs based on the best information available, including the Company’s own data.

(j) Other Significant Policies

Included elsewhere in these notes are significant accounting policies related to intercompany allocations and income taxes. See Note 6 for further information.

(k) Recent Accounting Pronouncements

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). This ASU modernizes the accounting for software costs to adapt to an incremental and iterative software development method. ASU 2025-06 is effective for annual periods beginning after December 15, 2027, and may be applied using a prospective, modified prospective or retrospective transition approach. The Company is currently evaluating the impact of this ASU on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income (Topic 220): Expense Disaggregation Disclosures (“ASU 2024-03”). This ASU improves disclosure of a public business entity’s expense by requiring disaggregated disclosure of expenses in commonly presented expense captions. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and for interim periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). This ASU enhances the transparency of income tax disclosures related to rate reconciliation and income taxes. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company adopted this ASU on December 31, 2025. The adoption of this ASU did not have a material impact on its financial statements. See Note 6 for additional disclosures related to effective tax rate reconciliation.

(3) Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services.

The Company provides commodity service to customers at rates, charges, and terms and conditions included in tariffs approved by regulators. The Company bills customers monthly and has the right to consideration from customers in an amount that corresponds directly with the performance obligation satisfied to date. The performance obligation is satisfied and revenue is recognized upon the delivery of services to customers. The Company records revenues for services and goods delivered but not billed at the end of an accounting period in Accrued unbilled revenues on the Balance Sheet, derived from estimated unbilled consumption and tariff rates or in a regulatory asset, as applicable. The Company’s revenues are also adjusted for the effects of regulation, including tracked operating expenses and infrastructure replacement mechanisms, and are based on a straight fixed-variable rate design. Customers are billed monthly and payment terms, set by the regulator, require payment within a month of billing. These revenues are not subject to significant returns, refunds, or warranty obligations. Substantially all of the Company’s revenues are from contracts with customers.

Contract Balances

The Company does not have any material contract balances. Substantially all the Company’s accounts receivable results from contracts with customers.

Allowance for Credit Losses and Bad Debt Expense

The Company’s regulated accounts receivable are subject to recovery through an approved regulatory mechanism, the Uncollectible Expense (UEX) Rider, which provides for the recovery of customer uncollectible balances. When customer accounts are deemed uncollectible, the related receivables are reclassified to a regulatory asset rather than expensed, as recovery through rates is probable.

Recovery amounts are billed to customers through the UEX Rider and recognized as operating revenue. As recoveries occur, the regulatory asset is reduced through the Company’s over-/under true-up process, with a corresponding charge to bad debt expense. Over the full recovery cycle, there is no net impact to earnings, as customer credit losses are recovered through rates.

Management has concluded that the application of ASC 326, Financial Instruments - Credit Losses, does not result in a material allowance for credit losses, as customer credit risk is not borne by the Company. This accounting treatment is consistent with ASC 980, Regulated Operations.

(4) Property, Plant and Equipment

(a) Property, Plant and Equipment

Property, plant and equipment as presented on the Company’s Balance Sheet is primarily related to natural gas distribution assets.

(b) Depreciation and Amortization

The following table presents depreciation and amortization expense:

Year Ended December 31, 2025
(in millions)
Depreciation	$55
Amortization of regulatory assets	4

Total	$59

(c) ARO

A reconciliation of the changes in the ARO liability recorded in Other liabilities in the Company’s Balance Sheet is as follows:

Year Ended December 31, 2025
(in millions)
Beginning balance	$33
Accretion expense (1)	1

Ending balance	$34

(1)	Reflected in Regulatory assets on the Company’s Balance Sheet.

(5) Regulatory Assets and Liabilities

The following is a list of regulatory assets and liabilities reflected on the Company’s Balance Sheet:

December 31, 2025
(in millions)
Regulatory Assets:
Future amounts recoverable from ratepayers related to:
Benefit obligations	$1
Net deferred income taxes	10

Total future amounts recoverable from ratepayers	11

Amounts deferred for future recovery related to:
Infrastructure recovery mechanisms	84
Other regulatory assets	1

Total amounts deferred for future recovery	85

Amounts currently recovered through customer rates related to:
Infrastructure recovery mechanisms	268
Other regulatory assets	8

Total amounts recovered in customer rates	276

Total Regulatory Assets	$372

Regulatory Liabilities:
Regulatory liabilities related to TCJA	$50
Estimated removal costs	256
Other regulatory liabilities	22

Total Regulatory Liabilities	$328

Of the $276 million currently being recovered in rates charged to customers, $87 million is earning a return. The weighted average recovery period of regulatory assets currently being recovered in base rates, not earning a return, which totals $189 million, is 60 years. These regulatory assets are being recovered through periodic recovery mechanisms. The Company has rate orders for all deferred costs not yet in rates and therefore believes future recovery is probable.

For further information about the Company’s regulatory matters, see Note 9.

(6) Transactions with Affiliates

Support Services

Affiliates of CenterPoint Energy provide corporate and general and administrative services to the Company and allocate certain costs to the Company. The costs of services have been charged directly to the Company using methods that management believes are reasonable. These methods include usage rates, dedicated asset assignment and proportionate corporate formulas based on operating expenses, assets, gross margin, employees and a composite of assets, gross margin and employees. Affiliates of CenterPoint Energy provide certain services to the Company, including geographic services and other miscellaneous services. These services are billed at actual cost, either directly or as an allocation. These charges are not necessarily indicative of what would have been incurred had CenterPoint Energy’s subsidiaries not been affiliates. Amounts owed for support services at December 31, 2025 are included in Accounts payable - affiliated companies on the Company’s Balance Sheet.

The Company incurred $22 million of corporate service charges from CenterPoint Energy and its affiliates for the year ended December 31, 2025, which are included primarily in Operation and maintenance expenses in the Company’s Statement of Income.

Cash Management Arrangements

The Company participates in CERC’s money pool through which it can borrow or invest on a short-term basis. As of December 31, 2025, the Company had a net borrowing position in the CERC money pool of $29 million at a weighted average interest rate of 3.91%, which was included in Accounts and notes payable - affiliate companies on the Company’s Balance Sheet.

Income Taxes

The Company does not file federal or state income tax returns separate from those filed by CERC or CenterPoint Energy. CERC is included in CenterPoint Energy’s U.S. federal consolidated income tax return. CERC and/or certain of its subsidiaries are also included in various unitary or consolidated state income tax returns with CenterPoint Energy. In other state jurisdictions, CERC and certain subsidiaries continue to file separate state tax returns. Pursuant to a tax sharing agreement and for financial reporting purposes, the Company records income taxes on a separate company basis. The Company’s allocated share of tax effects resulting from it being a part of CERC’s consolidated tax group are recorded at CERC. Current taxes payable or receivable are settled with CERC in cash quarterly and after filing the consolidated federal and state income tax returns. As of December 31, 2025, the Company had an income tax payable to CERC of $9 million, which is included in Taxes accrued in the Company’s Balance Sheet. The Company did not remit or receive any federal or state income tax payments or refunds during the year ended December 31, 2025.

The components of income tax expense (benefit) were as follows for the period presented:

Year Ended December 31, 2025
(in millions)
Current income tax expense (benefit):
Federal	$6
State	(1)

Total current income tax expense	5

Deferred income tax expense:
Federal	3
State	—

Total deferred income tax expense	3

Total income tax expense	$8

A reconciliation of income tax expense (benefit) using the federal statutory income tax rate to the actual income tax expense and resulting effective income tax rate was as follows:

	Year Ended December 31, 2025
	Amount	Percent
	(in millions, except percentage)
Income before income taxes	$76
Federal statutory rate	16	21%
Increase (decrease) in tax expense resulting from:
State income tax benefit, net federal income tax (1)	(1)	(1)%
Excess deferred income tax amortization	(7)	(9)%

Total	(8)	(10)%

Total income tax expense and effective tax rate	$8	11%

(1)	For all periods presented, Indiana contributed to 100% of the tax effect.

Significant components of the deferred tax assets and liabilities were as follows:

December 31, 2025
(in millions)
Deferred tax assets:
Loss and credit carryforwards	$111
Benefits and compensation	1
Regulatory liabilities	10
Asset retirement obligations	1

Total deferred tax assets	123

Deferred tax liabilities:
Property, plant and equipment	308
Regulatory assets	14

Total deferred tax liabilities	322

Net deferred tax liabilities	$199

Tax Attribute Carryforwards. As of December 31, 2025, the Company had (i) federal net operating loss carryforwards of $92 million, which have an indefinite carryforward period; and (ii) federal corporate alternative minimum tax carryforwards of $19 million, which have an indefinite carryforward period.

Uncertain Tax Positions

The Company has no unrecognized tax benefits as of December 31, 2025.

Tax Audits and Settlements

CenterPoint Energy files a consolidated federal income tax return that includes results from the Company’s parent, CERC Corp. and its subsidiaries, including the Company. Certain subsidiaries of CenterPoint Energy, including CERC Corp., file state income tax returns in various jurisdictions. Tax years through 2022 have been audited and settled with the IRS for CenterPoint Energy. For the tax years 2023, 2024 and 2025, CenterPoint Energy and its subsidiaries are participants in the IRS’s Compliance Assurance Process.

(7) Borrowing Arrangements and Other Financing Transactions

Long-Term Debt

Long-term senior unsecured obligations outstanding are as follows:

December 31, 2025
(in millions)
Fixed Rate Senior Unsecured Notes Payable to Affiliated Companies
2026, 5.53%	$60
2028, 3.87%	9
2028, 4.96%	40
2029, 4.79%	80
2030, 1.72%	100
2032, 4.52%	50
2033, 5.19%	40
2034, 4.93%	100
2035, 4.89%	40
2041, 6.16%	35
2042, 5.40%	99
2043, 4.63%	16
2045, 4.43%	62
2049, 3.42%	25
2055, 4.55%	7

Total long-term debt - affiliated companies	763

Current maturities of long-term debt - affiliated companies	(60)

Total long-term debt - affiliated companies, net of current maturities	$703

Debt Transactions

Debt Issuances. In September 2025, the Company issued a $50 million 4.52% Promissory Note due 2032 and a $40 million 4.89% Promissory Note due 2035 to CERC Corp. Total gross and net proceeds were $90 million, which were used to pay down money pool borrowings.

Debt Repayments. In July 2025, the Company repaid at maturity $119 million aggregate principal amount of its 1.21% Promissory Note due 2025 at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon.

Maturities. As of December 31, 2025, maturities of long-term debt were as follows:

Affiliate Debt
(in millions)
2026	$60
2027	—
2028	49
2029	80
2030	100
2031 and thereafter	474

Money Pool Arrangements. The Company participates in a money pool through which it can borrow or invest on a short-term basis. For further information, see Note 6.

(8) Commitments and Contingencies

(a) Purchase Obligations

Commitments include minimum purchase obligations related to natural gas transportation contracts that do not meet the definition of a derivative.

As of December 31, 2025, the Company had the following undiscounted minimum purchase obligations:

Natural Gas Transportation
(in millions)
2026	$72
2027	43
2028	43
2029	43
2030	43
Thereafter	14

Total	$258

(b) Other Proceedings

The Company is involved in other legal, environmental, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. From time to time, the Company is also a defendant in legal proceedings with respect to claims brought by various plaintiffs against broad groups of participants in the energy industry. Some of these proceedings involve substantial amounts. The Company regularly analyzes current information and, as necessary, provides accruals for probable and reasonably estimable liabilities on the eventual disposition of these matters. The Company does not expect the disposition of these matters to have a material adverse effect on its financial condition, results of operations or cash flows.

(9) Regulatory Matters

Rate Change Applications

The Company is routinely involved in rate change applications before state regulatory authorities. Those applications include general rate cases, where the entire cost of service of the utility is assessed and reset. In addition, the Company is periodically involved in proceedings in Ohio to adjust its capital tracking mechanisms (e.g. DRR, CEP) and their energy efficiency cost trackers (e.g. EEFC).

Ohio Gas Rate Case. CEOH filed its Application and Standard Filing Requirement in October 2024 and the related testimony in November 2024. The filing seeks a revenue requirement increase of approximately $100 million based on a requested ROE of 10.4% and an equity percentage of 54.13%. The need for a rate increase was primarily driven by continuing investment in the safety and reliability of the natural gas system. On May 16, 2025, the PUCO staff filed its staff report recommending a revenue requirement range of $340.8 million to $350.3 million and a net increase of $25.1 million to $34.6 million based on an ROE range from 9.05% to 10.07% with a capitalization ratio of 52.3% common equity and 47.7% long-term debt. The PUCO staff recommendation includes amortization over 49 years and 65 years for CEP and DRR regulatory assets, respectively, compared to CEOH’s proposal to amortize over seven years. On June 16, 2025, CEOH filed objections to the PUCO staff report and supplemental testimony. On July 11, 2025, CEOH filed a stipulation and recommendation that outlined the agreed upon terms between CEOH, the Federal Executive Agencies, Ohio Energy Group, the City of Dayton, the Retail Energy Supply Association, Interstate Gas Supply, LLC and the PUCO staff. One intervening party to the case, Spire Marketing, Inc., is a non-opposing party, while another intervening party to the case, the Office of the Ohio Consumers’ Counsel, filed its testimony in opposition to the stipulation and recommendation on July 29, 2025. The stipulation and recommendation included a revenue requirement of $371.3 million, which would result in a revenue requirement increase of $59.6 million based on a rate of return of 7.1% comprised of a ROE of 9.85% with a capitalization ratio of 52.9% common equity, 47.1% long-term debt at a cost of debt of 4.02%. The stipulation and recommendation amortization periods for CEP and DRR regulatory assets within base rates and within the rider mechanisms is 15 years. The stipulation and recommendation included an extension of the CEP rider and DRR through 2029 investment with revised residential caps for dollars per month per customer ranging from $2.75 for 2025 investment to $9.95 for 2029 investment for the CEP rider, and from $2.56 for 2025 investment to $7.69 for 2029 investment for DRR. The evidentiary hearing commenced on July 21, 2025. The stipulating parties were crossed by the Office of the Ohio Consumers’ Counsel on July 28

and August 4, 2025, and the Office of the Ohio Consumers’ Counsel was crossed by the stipulating parties on July 29 and August 5, 2025. On July 29, 2025, a PUCO local public hearing was conducted. The parties filed initial briefs on August 26, 2025, and reply briefs on September 9, 2025. On November 21, 2025, CEOH filed a late filed exhibit to the stipulation and recommendation to include actual rate case expenses, which resulted in a total revenue requirement of $59.7 million. The PUCO order was issued January 7, 2026, modifying and adopting the stipulation resolving all issues related to the case. The PUCO order modifications include: (1) extending the 15-year amortization periods for the CEP and DRR deferral balances to 25 years, which had a $7.9 million negative impact on the revenue requirement, and (2) an ROE of 9.79% which results in a rate of return of 7.07%, which had a $0.6 million negative impact on the revenue requirement. These two modifications result in a revenue increase of $51.3 million and a total revenue requirement of $363 million. Revised rates became effective on a services rendered basis effective January 12, 2026.

The table below reflects significant applications pending or completed during the year ended December 31, 2025:

Mechanism	Annual Increase (in millions)	Filing Date	Effective Date	Approval Date	Additional Information
CEP	$3	March 2025	September 2025	August 2025	Requested a $3 million annual increase in current revenues. Included investment through December 31, 2024; however, the request only sought a return on the deferred balances from 2018 through 2024, not on the assets themselves. Due to continuation of the residential and General Service Group 1 CEP rider charges exceeding the CEP rate cap, CEOH requested that amounts not recovered in CEP rider charges be deferred for recovery in the 2024 Ohio Gas Rate Case and future CEP rider filings. PUCO issued an opinion and order on August 20, 2025, approving the CEP rates as modified in the third-party audit report and adopted by the PUCO staff. Revised rates became effective on September 1, 2025.
DRR	$6	May 2025	September 2025	August 2025	Requested an increase of $54 million to rate base for investments made in 2024, which reflects a $6 million annual increase in current revenues. A change in (over)/under-recovery variance of ($0.03) million annually is also included in rates. PUCO staff and intervenor (Ohio Consumers’ Counsel) filed comments June 27, 2025. PUCO staff recommended approval. Ohio Consumers’ Counsel commented on affordability and provided potential solutions including stretching out the replacement program over a longer period of time, phasing in the annual increase, shifting from fixed charges to volumetric charges, and increasing funding for its bill assistance programs. A statement informing the PUCO of whether the issues raised in comments have been resolved was filed on July 11, 2025. Supplemental Testimony from CEOH and the Ohio Consumers’ Counsel was filed on July 22, 2025. A hearing was scheduled for July 29, 2025, with all parties waiving motions to strike, objections, and cross examination. A final PUCO opinion and order was issued on August 20, 2025, finding that the updated DRR rates are just and reasonable and stating that the correct forum for the Ohio Consumers’ Counsel’s arguments was the 2018 Rate Case, the 2022 Extension, or the 2024 Rate Case. Revised rates became effective on September 1, 2025.
Rate Case	$51	October 2024	January 2026	January 2026	See discussion above under Ohio Gas Rate Case.

(10) Fair Value Measurements

Certain methods and assumptions must be used to estimate the fair value of financial instruments. The fair value of the Company’s long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments with similar characteristics. The carrying value and estimated fair value of the Company’s long-term debt, including current maturities, were $763 million and $736 million, respectively. Because of the maturity dates of cash and cash equivalents, those carrying amounts approximate fair value. Additionally, accounts receivable and accounts payable carrying amounts approximate fair value. Because of the inherent difficulty of estimating interest rate and other market risks, the methods used to estimate fair value may not always be indicative of actual realizable value, and different methodologies could produce different fair value estimates at the reporting date.

(11) Supplemental Disclosure of Cash Flow and Balance Sheet Information

Supplemental Disclosure of Cash Flow Information

The table below provides supplemental disclosure of cash flow information:

Year Ended December 31, 2025
(in millions)
Cash Payments:
Interest, net of capitalized interest	$10
Non-cash transactions:
Accounts payable related to capital expenditures	$4

(12) Subsequent Events

Management performs a review of subsequent events for any events occurring after the balance sheet date but prior to the date the financial statements are issued. The Company’s management has performed a review of subsequent events through February 27, 2026, the date the financial statements were issued.

On January 29, 2026, the Company issued a $60 million 4.33% Promissory Note due 2031 payable to CERC Corp. Total gross and net proceeds were $60 million, which will be used to pay down money pool borrowings.